Exhibit 5.1

January 25, 2011

Board of Directors
China Jo-Jo Drugstores, Inc.
Room 507-513, 5th Floor A Building, Meidu Plaza
Gongshu District, Hangzhou, Zhejiang Province
People’s Republic of China

Re:   2010 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which China Jo-Jo Drugstores, Inc. (the “Company”) proposes to file with the Securities and Exchange Commission registering 2,025,000 common shares which may be issued by the Company under the China Jo-Jo Drugstores, Inc. 2010 Incentive Stock Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon issuance therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

LKP Global Law, LLP

/s/ LKP Global Law, LLP